Exhibit 99.1

TIGER MEDIA ANNOUNCES COMPLETION OF ONE-FOR-FIVE REVERSE STOCK SPLIT

AND DOMESTICATION AS A DELAWARE CORPORATION

SHANGHAI –March 20, 2015— Tiger Media, Inc. (“Tiger Media” or the “Company”) (NYSE MKT: IDI), a Shanghai-based multi-platform media company, announced today that the previously approved reverse stock split of the Company’s ordinary shares, par value $0.0001 per share, at a ratio of one-for-five (the “Stock Split”), became effective after the close of business on March 19, 2015. The Company’s common stock will begin trading on a split-adjusted basis at the open of business on the morning of March 20, 2015. The Company’s common stock will continue to trade on the NYSE MKT under the symbol IDI with a new CUSIP of 88674Y 105. The ability to trade in the Company’s common stock should be unaffected by the Stock Split. Also, the Company announced the completion of its domestication as a Delaware corporation (the “Domestication”), effective before the open of business on March 20, 2015. The Company expects to complete the previously announced acquisition of The Best One, Inc. after the close of business on Friday.

About Tiger Media, Inc.

Tiger Media is a leading Shanghai-based multi-platform media company in China which provides advertising services in the out-of-home advertising industry, including iScreen Outdoor LCD screens, billboards and street furniture. Tiger Media’s network of street level LCD screen displays, which captivate eye-level awareness, is complemented by outdoor billboards which are mostly built on rooftops with good visibility from far distances. Tiger Media’s network attracts advertising clients from a wide range of industries including telecommunications, insurance and banking, automobile, electronics and fast moving consumer goods. Learn more at www.tigermedia.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward looking statements include statements about the expected completion of the Merger. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability of each of Tiger Media and TBO to satisfy the closing conditions and consummate the transaction, and the other risks set forth in Tiger Media’s Annual Report on Form 20-F, filed with the SEC on March 31, 2014, and Tiger Media’s proxy statement for the Special Meeting of Ordinary Shareholders held on March 17, 2015, filed with the SEC on February 13, 2015, as well as the other factors described in the filings that Tiger Media makes with the SEC from time to time.

The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Source: Tiger Media, Inc.

Tiger Media, Inc.

Investor Relations:

Joshua Weingard, 305-575-4602

ir@tigermedia.com